hopTo Inc. Announces Third Quarter 2015 Highlights and Results

CAMPBELL, Calif., Nov. 12, 2015 /PRNewswire/ — hopTo Inc. (OTCQB: HPTO), developer and provider of the most comprehensive mobile productivity platform, today announced its financial results for the third quarter ended September 30, 2015.

Third Quarter Highlights:

●	Revenue for the first nine months of 2015 of $3.96 million
●	Entered into a strategic reseller relationship with GHA Technologies
●	Completed a $2.55 million private financing

“We continued to focus on go to market activities during the third quarter. We began the quarter attending a number of conferences such as BriForum and continued to receive positive feedback that hopTo Work uniquely solves a key piece of the mobility puzzle for enterprises. Our new partnership with GHA Technologies has expanded our reach into more potential customers,” said Eldad Eilam, Chief Executive Officer of hopTo.

“Additionally in the third quarter, we continued to introduce hopTo Work to potential customers and building our sales pipeline while we worked diligently to expand the capabilities of the product and more deeply integrate with Citrix.”

“We began the fourth quarter with the completion and launch of our new hopTo Work for Citrix which represents a milestone in enabling the prospective customers in our sales pipeline to move forward with hopTo Work deployments,” concluded Mr. Eilam.

Results for the Nine Months Ended September 30, 2015

In the first nine months of Fiscal Year 2015, the Company recognized $3.96 million in revenue, a year-over-year decrease of approximately 2% from $4.04 million in 2014. Nearly all revenue is from the Company’s GO-Global products and services.

Gross profit for the first nine months of 2015 was $3.64 million, compared to $3.69 million for the same period of 2014, a year over year decrease of 1%.

For the first nine months of 2015, the Company reported an operating loss of $3.49 million, an improvement of approximately 18% compared with the $4.27 million loss from the same period last year.

The total operating expense for the nine months of 2015 was $7.13 million, which is a year-over-year improvement of 10% from $7.96 million that we reported for the same period in 2014.

Third Quarter Ended September 30, 2015

The Company recognized $1.13 million in consolidated revenue in the third quarter of 2015, a decrease of 12.4% in revenue over the third quarter revenues of $1.29 for the same period in 2014.

Gross profit for the third quarter of 2015 was $1.02 million, compared to $1.19 million in the third quarter of 2014, a decrease of 14%.

Selling, general and administrative expenses for the third quarter of 2015 were $1.19 million, an increase of approximately 19% over the same period in 2014. R&D expenses of $1.04 million were down approximately 13% from $1.20 million in 2014.

Total operating expenses for the third quarter of $2.23 million, a 2% increase compared to $2.19 million for the same period in 2014.

Total operating loss for the third quarter of 2015 was $1.21 million, which is an increase of 21% from the $1.01 million operating loss that we reported for the same period in 2014.

hopTo reported a net loss for the quarter ended September 30, 2015 of $1.21 million, or $0.01 per basic and diluted share, compared to a net loss of $951 thousand or $0.01 per basic and diluted share for the same period in 2014.

As of September 30, 2015 the Company had cash of $2.73 million and accounts receivable of $454 thousand.

In late July, the Company completed a private placement of common stock, without warrants, that provided approximately $2.55 million in net proceeds to the Company.

Conference Call

hopTo will host a conference call at 4:30 p.m. EST on Thursday, November 12, 2015 to discuss its results for the third quarter ended September 30, 2015. Investors in the U.S. interested in participating in the call should dial 1-877-407-0784 and request the hopTo Third Quarter call or reference passcode 13624548. Those calling from outside the U.S. should dial 1-201-689-8560 and request the hopTo Third Quarter call or reference passcode 13624548. A telephone replay will be available approximately two hours after the call until November 26, 2015 by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, with passcode 13624548.

A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at hopto.com and on the Company’s Investor Relations mobile app, powered by IRapp™. The webcast will be archived on the Company’s website for one year.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity with custom, touch enabled access to existing Windows applications and documents. The company is based in Campbell, CA. For more information on hopTo, please visit: www.hopTo.com, https://www.linkedin.com/company/hopto or download the hopTo IRapp from the hopTo investor page.

About hopTo Work:

hopTo Work, first launched in November 2014, was built upon hopTo’s successful consumer application launched in 2013. hopTo Work’s mobile workspace was the first app to address the challenges of transporting Windows applications to mobile devices, delivering a rich user interface to take full advantage of the devices native technologies. By delivering existing Windows applications to mobile environments, hopTo Work continues to offer a secure and flexible mobile workspace for transforming and “mobilizing” existing Windows applications and touch enabled editing of Office documents from internal and cloud storage.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and in other documents we have filed with the SEC.

Investor Contact:

Jill Pescosolido

408-688-2674 ext 5073

jill@hopto.com

hopTo Inc.

Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
Assets
Cash	$2,731,800	$1,557,100
Accounts receivable, net	454,300	2,211,300
Prepaid expenses	165,200	98,100
Total current assets	3,351,300	3,866,500
Capitalized software, net	258,300	408,700
Property and equipment, net	277,300	362,500
Other assets	108,900	139,700
Total assets	$3,995,800	$4,777,400

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	$1,150,400	$986,500
Deferred revenue	2,415,400	2,859,300
Deferred rent	41,000	44,500
Capital lease	8,200	7,700
Severance liability	14,800	-
Total current liabilities	3,629,800	3,898,000
Warrants liability	100,800	647,300
Deferred revenue	1,524,500	1,652,600
Deposit liability	81,400	-
Deferred rent	139,500	158,200
Capital lease	9,000	15,200
Stockholders’ deficit	(1,489,200)	(1,593,900)
Total liabilities and stockholders’ deficit	$3,995,800	$4,777,400

Condensed Consolidated Statements of Operations

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$1,128,800	$1,289,200	$3,958,700	$4,036,100
Costs of revenue	108,900	100,100	319,200	348,800
Gross profit	1,019,900	1,189,100	3,639,500	3,687,300
Operating expenses
Selling and marketing	419,800	343,300	1,373,500	1,576,900
General and administrative	773,300	655,700	2,452,400	2,505,400
Research and development	1,038,400	1,195,300	3,304,500	3,873,100
Total operating expenses	2,231,500	2,194,300	7,130,400	7,955,400
Loss from operations	(1,211,600)	(1,005,200)	(3,490,900)	(4,268,100)
Other income - change in fair value of warrants liability	(2,400)	(54,700)	126,900	1,665,900
Other income (expense), net	200	(200)	(100)	1,000
Loss before provision for income tax	(1,213,800)	(950,700)	(3,364,100)	(2,601,200)
Provision for income tax	700	200	3,300	2,300
Net loss	$(1,214,500)	$(950,900)	$(3,367,400)	$(2,603,500)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Average weighted common shares outstanding - basic and diluted	134,058,957	112,058,708	120,100,340	111,397,562

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